UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2018

HARROW HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12264 El Camino Real, Suite 350
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2018, Harrow Health, Inc. (the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with its previously wholly owned subsidiary, Melt Pharmaceuticals, Inc. (“Melt”).

Pursuant to the terms of the Asset Purchase Agreement, Melt was assigned certain intellectual property and related rights from the Company to develop, formulate, make, sell, and sub-license certain Company conscious sedation and analgesia related formulations (collectively, the “Products”). Under the terms of the Asset Purchase Agreement, Melt is required to make royalty payments to the Company up to eight percent (8%) of net sales of the Products while any patent rights remain outstanding, as well as other conditions.

The foregoing is only a brief description of the Asset Purchase Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Information

On January 30, 2019, Melt entered into a definitive stock purchase agreement (the “Series A Preferred Stock Agreement”) with certain investors for and closed on the purchase and sale of Melt’s Series A Preferred Stock (the “Series A Stock”), totaling approximately eleven million dollars ($11,000,000) of proceeds (collectively the “Series A Round”) at a purchase price of $5.00 per share. In connection with the Series A Preferred Stock Agreement, Melt also entered into a Registration Rights Agreement and agreed to use commercially reasonable efforts to file, or confidentially submit, a registration statement on Form S-1 with the United States Securities and Exchange Commission by September 30, 2020 relating to an initial public offering of its common stock.

The Company owns three million five hundred thousand (3,500,000) shares of Melt common stock, which will be approximately 44% of the equity and voting interests of Melt following the close of the Series A Round.

The Company’s Chief Executive Officer, Mark L. Baum, and the Company’s Chief Financial Officer, Andrew R. Boll, are directors of Melt. On May 1, 2018, several employees of the Company (including Mr. Baum and Mr. Boll) entered into consulting agreements with Melt.

The foregoing is only a brief description of the Series A Preferred Stock Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder. On February 5, 2019, the Company and Melt issued a joint press release announcing that Melt had entered into the Series A Preferred Stock Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Non-Solicitation

This report will not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Asset Purchase Agreement dated December 11, 2018 between Imprimis Pharmaceuticals, Inc. and Melt Pharmaceuticals, Inc.
99.1	Press Release issued by Harrow Health, Inc. on February 5, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARROW HEALTH, INC.

Dated: February 5, 2019	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Chief Financial Officer